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                                                                    EXHIBIT 10.9


August 17th, 1998


PERSONAL AND CONFIDENTIAL

Mr. Ray Silcock
1630 Kearsarge Road
La Jolla, California
92037

Dear Ray:

I am very pleased to offer you the position of Chief Financial Officer effective September 21st, 1998. This position will report directly to myself and will be based at the corporate offices located at 207 Queen's Quay West, Toronto, Ontario. The Compensation Committee of the Board of Directors approved your appointment to the role of Chief Financial Officer.

While this letter will outline some of the terms and conditions of your employment with Cott Corporation, please note that this is not a contract of employment or a promise of employment for any specific term.

Your starting base salary will be U.S.$275,000.00 per annum paid bi-monthly. You will be provided with a car allowance of US$14,300 per annum, also paid bi-monthly. Performance and salary are reviewed on an annual basis in April. You will be provided with an initial grant of 60,000 stock options. The strike price will be equal to the closing price of Cott Common Shares on the Toronto Stock Exchange on the last day on which such shares are traded immediately before your first day of employment. In addition, you will be considered for annual option grants along with other senior executives of the Corporation.

In 1998 you are entitled to four (4) weeks of paid vacation pro-rated, for the percentage of 1998 for which you will be employed by Cott, up to a maximum of 20 working days. Regular annual entitlement of four (4) weeks vacation will commence in 1999. You are encouraged to take your vacation in the calendar year it is earned. All earned vacation must be taken by December 31st of the year following the one in which it is earned, otherwise it may be forfeited. If you should leave the Company, the value of any unearned vacation time taken by you will be deducted from your final pay.

For fiscal 1999, you will be entitled to participate in the bonus plan as it currently exists. This plan would entitle you to a bonus of up to 40% of your fiscal 1999 salary, dependent upon Cott's financial performance. This plan is subject to change annually at the sole discretion of Cott. For fiscal 1999 only, you will be guaranteed a bonus of 40% pro-rated for the percentage of this fiscal year in


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which you will be employed by Cott. The bonus will be paid on signing of this letter by you and the full after tax proceeds of such bonus must be used to purchase Cott stock within 30 days of the date on which bonus is paid.


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On the first of the month following 30 days of employment, you will be eligible for the Cott Beverages USA Benefit Program. Our Benefits Program includes medical, dental, short term and long term disability, and life insurance benefits. Note that there is a provision in our medical plan that limits the amount payable for a pre-existing illness. Employee contributions are required for our health insurance plans.

In addition, on the first day of a quarter following at least three months of employment, you will be eligible to participate in Cott's 401 (k) Savings and Retirement Plan.

Details on Cott's benefits will be sent to you under separate cover for your perusal. Additional information can be provided to you as you become eligible.

To enable you to work in Canada you will require a work authorization from Canada Immigration before entering Canada. Please contact Alison Eacock at 416-203-3898 ext. 312 so that you can begin this process immediately.

In the event that your employment is terminated by Cott for any reason other than just cause, Cott will provide you with a severance package equal to 24 months base salary, bonus, car allowance and benefits (excluding long and short term disability coverage and the out-of-country benefits). This payment will be inclusive of any amounts to which you would otherwise be entitled at law and no other compensation or payments will be made to you in such event. In addition, the payment will be subject to you signing a release in form and content satisfactory to Cott at such time.

Finally, upon the commencement of your employment you will be required to sign a confidentiality and non-competition covenant in favour of the Corporation on the terms and conditions set out in Appendix I to this letter.

Ray, I am excited about having you join us. You have a lot to contribute to our company. I know that you can look forward to joining a dynamic and exciting organization.

Yours very truly,

/s/  Frank E. Weise, III

Frank E. Weise, III
President and Chief Executive Officer

FEW:ae

c.c.

I accept this offer and the terms identified herein.



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/s/  Ray Silcock
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Silcock                                 Date